UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Presidential Life Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESIDENTIAL LIFE CORPORATION
69 Lydecker Street
Nyack, New York 10960

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 12, 2011

To the Stockholders of Presidential Life Corporation:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Presidential Life Corporation (the “Company”) is scheduled for Tuesday, July 12, 2011, at 10:00 a.m., local time, at The Comfort Inn, 425 E. Route 59, Nanuet, New York 10954 to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect the ten (10) nominees named in the Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2012 Annual Meeting of Stockholders;

2.	To approve an advisory vote on executive compensation;

3.	To recommend, in an advisory vote, the frequency of future executive compensation advisory votes;

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To transact such other business as properly may come before the Annual Meeting or any postponement or adjournment or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on May 20, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. It is expected that this Notice of Annual Meeting of Stockholders and the accompanying proxy materials will be mailed or delivered to stockholders commencing on or about May 25, 2011.

Regardless of whether you expect to attend the Annual Meeting in person, you are requested to (1) vote via the Internet by following the instructions on the enclosed proxy card; (2) vote via telephone by following the instructions on the enclosed proxy card; (3) complete, date and sign the enclosed proxy card and return it to the Company at your earliest convenience in the enclosed envelope; or (4) vote in person at the Annual Meeting. No postage need be affixed if the envelope is mailed in the United States.

By Order of the Board of Directors

KATHLEEN DASH
Secretary

Nyack, New York
May 25, 2011

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT THE PROXY CARD VIA THE INTERNET OR SIGN AND DATE THE ENCLOSED PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

PRESIDENTIAL LIFE CORPORATION
69 Lydecker Street
Nyack, New York 10960

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board of Directors”) of Presidential Life Corporation, a Delaware corporation (the “Company”), in connection with the 2011 Annual Meeting of the Company’s stockholders scheduled to be held at The Comfort Inn, 425 E. Route 59, Nanuet, New York 10954, at 10:00 a.m., local time, on Tuesday, July 12, 2011, or any postponement or adjournment thereof (the “Annual Meeting”). The Company’s principal executive offices are located at 69 Lydecker Street, Nyack, New York 10960. The Company’s telephone number at that address is (845) 358-2300.

General Information

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), are the only stockholders entitled to vote at the Annual Meeting. The Board of Directors has fixed May 20, 2011 as the record date (the “Record Date”) for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting. It is expected that this proxy statement (this “Proxy Statement”), the attached Notice of Annual Meeting of Stockholders, the accompanying form of proxy and the Company’s Annual Report for the fiscal year ended December 31, 2010 (the “Annual Report”) will first be mailed or delivered to stockholders commencing on or about May 25, 2011.

Voting

On April 29, 2011 there were 29,574,697 shares of Common Stock outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to come before the Annual Meeting. The Company’s Certificate of Incorporation does not authorize cumulative voting. A quorum of the stockholders is required at the Annual Meeting for the stockholders to take action effectively with respect to the proposals described in this Proxy Statement or to transact effectively any other business at the Annual Meeting. A quorum of the stockholders will be present at the Annual Meeting if the holders of at least a majority of the outstanding shares of the Common Stock are present either in person or by proxy. Therefore, stockholders are urged to complete and return the enclosed proxy card whether or not they are planning to attend the Annual Meeting.

There are four ways a stockholder of record as of the record date can vote:

•	By Internet: You may vote over the Internet by following the instructions on the enclosed proxy card.
•	By Telephone: You may vote by telephone by following the instructions on the enclosed proxy card.
•	By Mail: You may complete, sign and return the enclosed proxy card in the postage-paid envelope provided.
•
In Person: You may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person. Stockholders who hold shares in street name through a stockbroker, bank or other nominee rather than directly in the stockholder’s name are considered the beneficial owner of the shares and must contact the broker, trustee or nominee that holds such shares to obtain a “legal proxy” to vote in person at the Annual Meeting.

If voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the proposals to approve an advisory vote on executive compensation and to ratify the appointment of BDO USA, LLP and any other proposal that comes before the stockholders at the Annual Meeting but is not otherwise described in this Proxy Statement, stockholders may vote for the proposal, vote against the proposal or abstain from voting with respect to the proposal. With respect to the proposal for an advisory vote on the frequency of future advisory votes on executive compensation, stockholders will be able to choose from among four options in connection with this frequency vote, namely whether future stockholder votes to approve executive compensation should occur each year, every two years or every three years, or the stockholder abstains from voting on this matter. Assuming a quorum is present: (i) the affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act with respect to the election of directors; (ii) the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote will be required to act on the proposals to approve an advisory vote on executive compensation and to ratify the appointment of BDO USA, LLP and any other proposal that comes before the Annual Meeting but is not otherwise described in this Proxy Statement; and (iii) with respect to the proposal to recommend the frequency of future executive compensation advisory votes, the frequency receiving a plurality of votes cast will be deemed to be the preferred frequency for the advisory vote on executive compensation selected by our stockholders on an advisory basis. Abstentions and broker non-votes will be included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes. Abstentions and broker non-votes will not be counted, however, in the tabulations of votes cast on proposals presented to stockholders.

The stockholder vote on executive compensation is an advisory vote only and, therefore, the result of that vote will not be binding on the Board of Directors or the Compensation Committee. The Board of Directors and the Compensation Committee will, however, consider the outcome of the vote when evaluating our executive compensation program in the future.

In addition, the stockholder vote on the frequency of future advisory votes on executive compensation is also an advisory vote only. While the outcome of the frequency vote will not be binding on the Board of Directors, the Board of Directors will consider the number of votes cast for each frequency choice when determining how often to hold future stockholder advisory votes on our executive compensation.

If a quorum is not present at the time that the Annual Meeting is convened, or if for any other reason the Board of Directors believes that additional time should be allowed for the solicitation of proxies, the Company may postpone or adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to postpone or adjourn the Annual Meeting by a vote of the stockholders, the persons named in the accompanying form of proxy will vote all shares of Common Stock for which they have voting authority in favor of such postponement or adjournment, as the case may be.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such right.

Proxies

A proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, (a) the shares represented thereby will be voted FOR: (i) the election of the persons nominated herein as directors; (ii) the approval of our executive compensation as described in this Proxy Statement; (iii) “Choice 1” to recommend that an advisory vote to approve executive compensation occur every year; and (iv) the ratification of the Board of Directors’ selection of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011; and (b) the proxy will authorize the shares represented thereby to be voted upon such other business as properly may come before the Annual Meeting, as determined, with respect to any such event, by the persons named in the accompanying form of proxy in accordance with their best judgment.

Each proxy granted may be revoked by the person granting it at any time: (i) by giving written notice to such effect to the Secretary of the Company; (ii) by execution and delivery of a proxy bearing a later date; or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

Solicitation

The Company will bear the cost of the Annual Meeting and the cost of solicitation, including the cost of preparing, printing, handling and mailing the proxy materials. The Company will request brokerage houses, banking institutions and other custodians, nominees and fiduciaries to forward the proxy materials to beneficial owners of the shares of Common Stock and will reimburse them for their reasonable expenses incurred in connection therewith. In addition to solicitation by mail, certain officers, directors, regular employees and other representatives of the Company may solicit proxies by telephone, facsimile, in person or otherwise. These persons will receive no extra compensation for such services. We have also retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a retention fee of $15,000 plus reasonable expenses.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy from any person in any jurisdiction with respect to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on July 12, 2011

Our Proxy Statement and 2010 Annual Report to Stockholders are available at
www.readmaterial.com/plfe

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960 or (800) 926-7599. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number. If your household is receiving multiple copies of our Proxy Statement and you wish to request delivery of a single copy, you may send a written request to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960 or call (800) 926-7599.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.presidentiallife.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2010, without charge to any stockholder upon written or oral request to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960 or (800) 926-7599.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. The Board of Directors currently consists of eight directors, seven of whom are not our employees. On April 13, 2011, the Board of Directors approved a resolution increasing the number of directors on the Board of Directors from eight to ten, effective as of the date of the Annual Meeting. Seven of the ten nominees for director were elected by the Company’s stockholders on August 18, 2010. Mr. Knight, a current director, informed the Board of Directors on January 30, 2011 that he would not seek re-election as a director at the Annual Meeting and, accordingly, is not being nominated for election as a director of the Company. In addition, Mr. Rivkin, another current director, has informed the Board of Directors that, if re-elected at the Annual Meeting, he would not seek further re-election as a director at the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) and, accordingly, will not be nominated for election as a director of the Company in 2012. The directors will be elected for a term which begins at the Annual Meeting and ends at the 2012 Annual Meeting. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR the election of each of the nominees for director, for terms expiring in 2012, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the ten nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board of Directors recommendation

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the following nominees:

Donald L. Barnes
Dominic F. D’Adamo
William A. DeMilt
Ross Levin
John D. McMahon
Lawrence Read
Lawrence Rivkin
Stanley Rubin
Frank Shepard
William M. Trust Jr.

Seven of the ten nominees are currently serving as directors on the Board of Directors, and each nominee has agreed to serve on the Board of Directors if he is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board of Directors, or else the size of the Board of Directors will be reduced accordingly. Biographical information about each of the nominees is included under the heading “Directors and Executive Officers” below.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s directors, nominees for election as director and executive officers.

Name	Age	Positions held with the Company
Donald L. Barnes (1)	67
President and Chief Executive Officer of the Company, President and Chief Executive Officer of the Company’s wholly owned subsidiary, Presidential Life Insurance Company (the “Insurance Company”), Vice Chairman of the Board of Directors

P.B. (Pete) Pheffer	60	Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company, Director of the Insurance Company
Mark Abrams	62	Executive Vice President, Chief Investment Officer, Director of the Insurance Company
Mitchell R. Anderson	44	Senior Vice President, Chief Marketing Officer of the Insurance Company, Director of the Insurance Company
Duncan Szeto	44	Vice President, Chief Actuary and Director of the Insurance Company
William M. Trust Jr. (2)	68	Non-Executive Chairman of the Company and the Insurance Company
Dominic F. D’Adamo	64	Director of the Insurance Company, Former Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company, nominee for election as a Director

William A. DeMilt (1)(3)(4)	69	Director, Chairman of the Finance and Investment Committee
W. Thomas Knight (1)(5)(6)	73	Director
Ross Levin	27	Nominee for election as a Director
John D. McMahon (1)(4)(5)	59	Director, Chairman of the Compensation Committee
Lawrence Read (3)(4)	66	Director, Chairman of Audit Committee
Lawrence Rivkin (3)(5)(7)	89	Director
Stanley Rubin (3)(4)	68	Director, Chairman of the Nominating and Governance Committee
Frank Shepard	63	Nominee for election as a Director

(1)	Member of the Finance and Investment Committee

(2)	Mr. Trust is an ex officio member of all of the Board of Directors’ committees by virtue of his position as Non-Executive Chairman of the Company

(3)	Member of Audit Committee

(4)	Member of the Nominating and Governance Committee

(5)	Member of Compensation Committee

(6)	Mr. Knight informed the Board of Directors on January 30, 2011 that he would not seek reelection as a director at the Annual Meeting.

(7)	Mr. Rivkin informed the Board of Directors on April 13, 2011 that, if reelected at the Annual Meeting, he would not seek reelection as a director at the 2012 Annual Meeting.

Certain information regarding the business experience and other directorships of each of the persons being nominated as directors of the Company is as follows:

Donald L. Barnes has served as the President and Chief Executive Officer of the Company and Chief Executive Officer of the Insurance Company since May 12, 2009. He has been a director of the Company since 2004 and has been Vice Chairman of the Board of Directors since 2005. Mr. Barnes has served as President of the Insurance Company since 2000 and has been a director of the Insurance Company since May 1997. Mr. Barnes served as Senior Vice President of the Insurance Company from 1995 to 1999 and as Executive Vice President from 1999 to 2000. Prior to that, Mr. Barnes had served as President of Franklin United Life Insurance Company for more than five years. Mr. Barnes has extensive leadership experience with the Company and the Insurance Company. As such, he is fully familiar with the business of the Company and the Insurance Company. Mr. Barnes was selected by his peers in the insurance industry to serve as a director of the Life Insurance Council of New York, effective January 1, 2010.

William M. Trust Jr. has been a director of the Company since May 2008 and Non-Executive Chairman of the Company and the Insurance Company since March 2010. He has been a director of the Insurance Company since May 2009. He is a Principal at Innovation Management Consulting, which provides consulting services for not-for-profit entities. Mr. Trust holds a BBA from the University of the City of New York and an MBA in Management from Baruch College. Mr. Trust is also a Certified Public Accountant. Mr. Trust has extensive international experience having been the Executive Director of the international architectural firm of Swanke Hayden Connell Ltd. from 1988 to 1991 and the Executive VP of the international transportation holding company of Norton Lilly International from 1973 to 1984. Mr. Trust serves as chairman of the board of trustees of Nyack Hospital and is a director of New York - Presbyterian Health Care Systems, Inc. Mr. Trust’s background as an accountant and his prior and current positions give him the ability to analyze the Company’s financial goals, performance and reporting.

Dominic F. D’Adamo served as Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company from December 2009 until June 2010. Mr. D’Adamo has served on the Board of the Insurance Company since January 2010. Mr. D’Adamo was Senior Vice President of Finance at EmblemHealth Inc. from 2003 to 2008. He was Managing Director & Corporate Controller of Marsh & McLennan, Inc. from 1976 to 2003. Prior to that, Mr. D’Adamo held various positions at Arthur Andersen & Co. from 1968 to 1976. Mr. D’Adamo has a M.B.A. and a B.B.A. from Baruch College of the City University of New York. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (“AICPA”). Mr. D’Adamo also served as a member of the AICPA Insurance Agents & Brokers Task Force. Mr. D’Adamo is a member of Financial Executives International (“FEI”) and has served as a member of the FEI National Leadership Board of Directors, as well as President of the New York City chapter. Mr. D’Adamo also serves as a Director and as Chairman of the Finance Committee of Sports Angels, Inc., a 501(c)(3) organization. He also serves as a Governor and as Chairman of the Finance Committee of the Rockland Country Club, and has served as a Vice Chairman of Nyack Hospital. His past experience as an officer of the Company and Insurance Company gives him insight into the Company’s and Insurance Company’s finances and strategies. His financial and insurance background gives him valuable insight into the Company’s operations and strategic and regulatory issues.

William A. DeMilt joined the Board of Directors in October 2008 and has been a member of the board of directors of the Insurance Company since May 2009. From 2004 until his retirement in 2007 he was the Chief Financial Officer of the United Way of New York City. Prior to that he was Executive Vice President of Mutual of America Life Insurance Company of New York, which he joined in 1986. At Mutual of America, he served in various capacities including Treasurer, Controller, Auditor, Real Estate Management and Corporate Services. Mr. DeMilt earned a BBA degree from St. John’s University, New York and is a Certified Public Accountant. He is also a director of St. Mary’s Healthcare System for Children, with his term as director set to expire in June 2011. His background in various financial positions with a New York regulated insurance company (Mutual of America Life Insurance Company) and as the former CFO of United Way of New York City gives him valuable financial and insurance company experience.

Ross B. Levin has been Director of Research at Arbiter Partners, an opportunistic private investment partnership, since July 2010, and was an Analyst there from June 2005 to July 2010. Arbiter Partners is a principal stockholder of the Company. From March 2009 to September 2009, Mr. Levin was a Trustee and a member of the Audit Committee at American Community Properties Trust, a real estate development company listed on the American Stock Exchange. From May 2004 to March 2005 Mr. Levin was a Land Broker for Hogan Group, Inc. Mr. Levin has been a member of the New York Society of Securities Analysts since 2006 and is a CFA charterholder. Mr. Levin has a Bachelor of Science in Management, with a Major in Finance, from the A.B. Freeman School of Business, Tulane University. His experience at Arbiter Partners gives him knowledge that will be helpful with respect to the Company’s investment portfolio and formulating the Company’s investment strategy.

John D. McMahon joined the Board of Directors in October 2008 and has been a member of the board of directors of the Insurance Company since May 2009. Mr. McMahon is currently retired. He was executive vice-president of Con Edison from February 2009 until January 31, 2011. From January 2003 to February 2009, he was president and CEO of Orange and Rockland Utilities. Prior to that he was senior vice-president and general counsel of Con Edison. Mr. McMahon holds degrees from Manhattan College and New York Law School and has completed the Advanced Management Programs at Harvard Business School and Wharton Business School. He is a director of the Fresh Air Fund and New York Law School. Mr. McMahon’s background with Con Edison and Orange and Rockland Utilities gives him insight into legal, regulatory, managerial, operational and corporate governance issues.

Lawrence Read has served as a director of the Company since 2005. He was a director of the Insurance Company from 2002 to 2005 and from May 2009 to date. Since 1986, Mr. Read has been the President and Chief Executive Officer of Lube Management Corp., which operates a chain of retail automotive centers throughout California and provides enterprise software systems for independently owned automotive oil service centers. Since 1999, Mr. Read has been President and Chairman of the board of directors of North American Lubricants Corporation, a passenger car motor oil manufacturer and reseller throughout the United States. He is also a former member of the board of directors of the Automotive Oil Change Association, an industry trade group which he founded in 1987. Due to his experience as President of two companies, Mr. Read is familiar with the management of large organizations, including employee relations, strategic planning and financial controls.

Lawrence Rivkin has been a director of the Company since 1988 and a director of the Insurance Company since May 2009. Mr. Rivkin has served as of counsel to the law firm of Goldfarb & Fleece for more than five years and previously served as its managing partner. Since Mr. Rivkin has served as a director of the Company since 1988, he is fully familiar with the practices, procedures and business issues of the Company and the Insurance Company. Mr. Rivkin’s prior position as managing partner of Goldfarb & Fleece gives him leadership and management experience.

Stanley Rubin joined the Board of Directors in May 2008. He also served on the Board of Directors of the Company from May 2003 to February 2004. He has been a director of the Insurance Company from 2000 to May 2008 and from May 2009 to date. He served as Executive Vice-President of the Company commencing in September 2000 and Chief Investment Officer of the Insurance Company commencing in November 1999 until his retirement in September 2003. Prior to that, Mr. Rubin served as Senior Vice President, Vice President and general analyst upon his joining the Insurance Company in 1986. Mr. Rubin worked for the National Association of Insurance Commissioners (“NAIC”) from 1971 to 1986. During his employment with NAIC, Mr. Rubin served as a security analyst and supervising security analyst in reviewing the credit quality of securities owned by state regulated insurance companies. This experience gives Mr. Rubin the background and experience in credit analysis, insurance company regulation, financial statements and analysis of insurance company portfolios. Further, Mr. Rubin’s past experience as Chief Investment Officer of the Insurance Company gives him insight into the financial markets and the portfolio and investment strategy of the Company and Insurance Company.

Frank A. Shepard has been a Senior Vice President at M.R. Beal & Company, an investment banking firm, since December 2010. From September 2006 to June 2010, Mr. Shepard was a Marketing and Investor Relations Consultant at The Chart Group, a private merchant bank in New York, where he focused on investor relations, fundraising and marketing. From 2004 to 2006, Mr. Shepard was a Managing Director of Hamilton Lane Advisors, an alternative investment asset manager and advisor to pension funds investing in alternative assets. In 2001, Mr. Shepard was the Chief Financial Officer of Universal Process Equipment, Inc., a company that filed for reorganization under Chapter 11 of the Bankruptcy Code in 2000, and converted to Chapter 7 in 2002. After it converted, Mr. Shepard was hired by The CIT Group as an independent contractor to help in the liquidation. From 1998 to 2001, Mr. Shepard was a Managing Director of Utendahl Capital Partners, L.P., and led the effort to increase the firm’s participation in investment grade and high yield debt, convertible securities and equity transactions. Prior to 1998, Mr. Shepard held positions as a Managing Director and President at Hudson Knight Securities, Inc., a privately owned investment bank, and as a derivative products Senior Vice President at Lehman Brothers, Inc. Mr. Shepard has a B.S. in accounting from Bentley College and an M.B.A. from Columbia University Graduate School of Business. Mr. Shepard’s background gives him insight into the financial markets and will be beneficial in analyzing the Company’s portfolio and investment strategies.

Set forth below is information with respect to the Company’s executive officers who are not also directors of the Company or nominees for director:

P.B. (Pete) Pheffer has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company since June 2010. Mr. Pheffer was Chief Financial Officer at Missouri Employers Mutual Insurance Company from October 2006 to September 2009. Prior to that, Mr. Pheffer was Managing Partner and Co-Founder of Penumbra Capital Management LLC from 2005 to September 2006. Prior to that, Mr. Pheffer was President and Chief Financial Officer at Standard Management Corporation from 2002 to 2005. Prior to joining Standard Management Corporation, Mr. Pheffer held positions at Jackson National Life Insurance, Kemper Life Insurance Companies and Coopers & Lybrand. Mr. Pheffer has an M.B.A. from the University of Chicago and is a Certified Public Accountant.

Mark Abrams has served as Chief Investment Officer of the Insurance Company since November 2003 and as Executive Vice President since 2005. He was Senior Vice President of the Insurance Company from 2001 to 2005. Prior to that, Mr. Abrams served as Vice President of the Insurance Company since October 1994. Mr. Abrams has served as a director of the Insurance Company since May 2003.

Mitchell R. Anderson has served as the Senior Vice President and Chief Marketing Officer of the Insurance Company since May 2009 and has served on the board of directors of the Insurance Company since August 17, 2010. Prior to May 2009, Mr. Anderson served as the Assistant Marketing Director since 2005, in addition to serving as the Regional Vice President since 2000. For the seven years prior to joining Presidential Life, Mr. Anderson was with Travelers/Smith Barney as the Northeast Insurance and Annuity Associate Sales Director. Mr. Anderson is a member of the National Association of Insurance and Financial Advisors.

Duncan Szeto has served as the Chief Actuary of the Insurance Company since August 2010, has served on the board of directors of the Insurance Company since August 2010 and has worked as Vice President in the actuarial department of the Insurance Company since July 2007. Mr. Szeto worked from 2006 to July 2007 at Metropolitan Life Insurance Company as an Assistant Vice President, providing actuarial oversight for various foreign operations. From 2002 to 2006, Mr. Szeto worked as a Senior Financial Actuary for Inviva, Inc. Mr. Szeto worked from 1999 to 2002 at Arthur Andersen, LLP as an Experienced Manager in the Life and Health Actuarial Practice group. Mr. Szeto has a Bachelor of Science from New York University in Actuarial Sciences and Finance. Mr. Szeto is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance

Overview

The Board of Directors has adopted Corporate Governance Guidelines and implemented a number of corporate governance procedures to further strengthen the Board of Directors’ capacity to oversee the Company and to serve the long-term interests of its stockholders. The Corporate Governance Guidelines, as well as the charters of the committees of the Board of Directors, code of conduct and other documents setting forth the Company’s corporate governance practices can be accessed in the Investor Relations – Corporate Governance and Board of Directors sections of the Company’s website at www.presidentiallife.com.

Director Independence

The Board of Directors affirmatively determined that (1) a majority of its directors (Messrs. DeMilt, Knight, McMahon, Read, Rivkin, Rubin and Trust) and (2) Messrs. Shepard and Levin, each a nominee for director, are independent as defined by Rule 5605 of The NASDAQ Stock Market (“NASDAQ”) and Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”).

Board of Directors Leadership Structure

The Board of Directors currently has a non-executive chairman. The president and chief executive officer of the Company does not serve as chairman of the Board of Directors. The Board of Directors believes that separating the roles of the principal executive officer and chairman of the Board of Directors is consistent with the goal of good corporate governance for the Company.

Code of Conduct

The Board of Directors has adopted a Code of Conduct that applies to all officers, directors and employees of the Company and the Insurance Company. The Code of Conduct can be accessed in the Investor Relations – Corporate Governance section of the Company’s website at www.presidentiallife.com. Copies may be obtained by writing to our Inquiry Division at Presidential Life Insurance Company, 69 Lydecker Street, Nyack, New York 10960. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, directors and employees.

Board of Directors’ Role in Risk Oversight

The Board of Directors plays a significant role in providing oversight of our management of risk. Senior management has direct responsibility for the management of risk and reports to the Board of Directors regularly with respect to its ongoing enterprise risk management efforts. The Board of Directors exercises its oversight of risk management primarily through the functioning of several committees of the Board of Directors, but the Board of Directors itself retains the primary oversight role for risk management. In exercising its oversight of risk management, the Board of Directors has delegated to the Audit Committee primary responsibility for the oversight of risk related to our financial statements and processes, and has determined that our internal audit function should report directly to the Audit Committee. The Board of Directors has delegated to the Finance and Investment Committee primary responsibility for the oversight of risk related to the investment portfolio of the Insurance Company. The Finance and Investment Committee has a written Statement of Investment Policy that is followed by the investment department of the Insurance Company. All investment transactions are reported on a daily basis to the president of the Company for review. Once a quarter, the Finance and Investment Committee reviews and discusses with management the preceding quarter’s investment activity and the investment portfolio. The Finance and Investment Committee then gives a report to the full Board of Directors. Finally, the Board of Directors has delegated to the Compensation Committee primary responsibility for the oversight of risk related to our compensation policies. Each committee reports regularly to the Board of Directors with respect to such committee’s particular risk oversight responsibilities.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors as a group or with specified individual directors, correspondence may be directed to c/o Secretary, Presidential Life Corporation, 69 Lydecker Street, Nyack, NY 10960. Stockholders should indicate clearly the director or directors to whom the communication is being sent. All such correspondence will be forwarded to the appropriate director or group of directors.

Board of Directors Meetings and Committees

The Board of Directors met sixteen times in the year ended December 31, 2010. The Board of Directors has a Nominating and Governance Committee, a Compensation Committee, an Audit Committee and a Finance and Investment Committee, for which the meetings are described below. In addition to the meetings of the committees of the Board of Directors, our independent members of the Board of Directors met four times in executive session in 2010.

Each director attended at least 75% of the aggregate of (1) the total meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he served, that were held in 2010. The Company’s policy on director attendance at annual meetings encourages, but does not require, directors to attend annual meetings of stockholders. All of the eight directors at such time attended the 2010 Annual Meeting of Stockholders.

The charters of the Nominating and Governance Committee, Compensation Committee, Audit Committee and Finance and Investment Committee can be accessed in the Investor Relations – Board of Directors section of the Company’s website at www.presidentiallife.com.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of Messrs. Rubin (Chair), DeMilt, McMahon, Read, and Trust, as an ex officio member. The Nominating and Governance Committee met five times in 2010. The Nominating and Governance Committee reviews and recommends changes to Company’s Corporate Governance Guidelines and selects director nominees to the Board of Directors consistent with criteria approved by the Board of Directors. The Nominating and Governance Committee also makes recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors and oversees the annual evaluation of the performance of the Board of Directors and its committees. The Nominating and Governance Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

The Nominating and Governance Committee will consider director candidates that are recommended by stockholders in the same manner as nominees recommended by other sources. The Committee looks to nominate a group of directors with diverse backgrounds and strengths to serve the Company. Some of the desired backgrounds include management, financial, regulatory, legal, insurance and strategic backgrounds. Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to Company’s Secretary, pursuant to the procedures set forth in this section under “Communicating with the Board of Directors” and subject to the deadline set forth under the “Deadline for Receipt of Stockholder Proposals” section of this Proxy Statement and the Company’s Bylaws. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and Company’s Bylaws. The Company’s Bylaws can be accessed in the Investor Relations – Corporate Governance section of the Company’s website at www.presidentiallife.com.

Compensation Committee

The Compensation Committee is currently composed of Messrs. McMahon (Chair), Knight, Rivkin and Trust, as an ex officio member. The Compensation Committee met eight times in 2010. The Compensation Committee evaluates performance and establishes and oversees executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other executive officers. The Compensation Committee also administers our stock incentive plans and determines the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors. Each member of the Compensation Committee is an outside director under the applicable tax rules.

In making its determinations with respect to executive compensation, the Compensation Committee has engaged in the past, and may engage from time to time in the future, the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Audit Committee

The Audit Committee is currently composed of Messrs. Read (Chair), DeMilt, Rivkin, Rubin and Trust, as an ex officio member. The Audit Committee met six times in 2010. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves policies and procedures with respect to transactions between the Company and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

Each member of the Nominating and Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board of Directors has also determined that each member of the Audit Committee has the ability to read and understand financial statements and that Mr. DeMilt qualifies as an Audit Committee financial expert as required by the applicable NASDAQ rules and as defined by the rules of the SEC.

Finance and Investment Committee

The Finance and Investment Committee is currently composed of Messrs. DeMilt (Chair), Barnes, Knight, McMahon and Trust, as an ex officio member. The Finance and Investment Committee met six times in 2010. The Finance and Investment Committee assists and advises the Board of Directors and management on financial and investment matters generally, and reviews and reports to the Board of Directors on the financial results of the Company’s investments, the Company’s and the Insurance Company’s budgets, strategic planning and insurance coverage.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (as defined herein). This Compensation Discussion and Analysis also describes our newly adopted Executive Compensation Philosophy and Guiding Principles (the “Executive Compensation Principles”), focusing on discussing the main components of our future compensation programs. We also describe the Compensation Committee’s process and determinations with respect to the compensation of our Named Executive Officers.

2010 Compensation Highlights

In 2010, we:

•
completed an analysis of our executive pay components, the pay practices of our peer group companies and appropriate industry survey data, leading to the adoption of the Executive Compensation Principles in February of 2011;

•	approved an annual and long-term plan designed for use in 2011 that focuses on performance-based compensation;

•	implemented a claw-back provision with respect to our incentive awards; and

•	adopted stock ownership guidelines.

Overview

In February 2011, the Compensation Committee and the Board of Directors adopted the Executive Compensation Principles, which was prepared in consultation with Gough Management Company, an independent compensation consulting firm. The Executive Compensation Principles were developed following the Company’s determination, reported in the Company’s 2010 proxy statement, that the Company’s executives were being compensated at levels substantially lower than executives in comparable employment. The Company’s review had concluded that, while base salaries for Company executives were generally in the range of executive base salaries in similar positions at other firms, the fact that the Company did not maintain a short- and long-term executive incentive compensation program similar to comparable firms left the Company’s overall executive compensation relatively low. The Company’s experience in recruiting a chief financial officer during 2010 served to confirm that, in order to offer competitive compensation, the Company needed to develop and begin to implement a compensation program for executives that included opportunities for short- and long-term incentive compensation. At the same time, the Compensation Committee appreciated the complexity of executive incentive compensation programs and determined that implementation of a broad incentive compensation program should be undertaken carefully and gradually to ensure against excessive and unwarranted compensation, including compensation that did not deliver value for the Company’s stockholders.

We believe that the Executive Compensation Principles will enable us to achieve the following objectives:

•
Alignment. Link executive compensation rewards with the strategic and financial drivers of stockholder value, ultimately aligning the interests of our executives with the interests of our stockholders through executive stock ownership.

•	Motivation: Motivate executives to be accountable for and accomplish the strategic and financial objectives approved by the Board of Directors.

•	Retention and Attraction: Retain and attract senior executives with the level of experience and ability required for the Company’s success.

•	Conservatism: Proceed cautiously with incentive compensation, adhering to a gradual approach that incrementally moves the Company toward an established incentive compensation program.

Elements of Compensation

Base Salary. Under the Executive Compensation Principles, base salary for each executive will be a reflection of such executive’s responsibilities, competitive market salaries, the strategic importance to the Company of the position, the Company’s general performance and the performance of such executive.

Annual Incentive Plan. Annual incentives will vary among executives and will be reflective of annual performance (both financial and strategic non-financial) at the corporate and individual levels based on pre-set metrics and goals, as well as judgments of historical individual performance and value-contribution.

Long-term Incentive Opportunity. Long term incentives are expected to be established on an annual basis and provide executives with incentives to move the Company toward long-term growth and profitability. The incentives will be stock-based to align interests of executives and stockholders and lead toward increased executive share ownership.

Benefits. The Company’s executives will participate in the same benefit programs provided to all employees and may, in the future, receive supplemental benefits if warranted.

Key Executive Compensation Principles

The Executive Compensation Principles were designed to identify criteria for executive compensation program design, evaluation and administration, and to clearly communicate to executives the strategy and rationale behind the Company’s decisions regarding executive compensation. The key principles are:

Pay Prominence

•
Emphasis on Motivation. Pay will be used to motivate management of the Company to focus on key financial and strategic metrics and goals by providing rewards for annual and long-term performance that is, in the judgment of the Compensation Committee, significantly above the competitive median, with no such rewards when performance is, in the judgment of the Compensation Committee, less than expected.

•
Performance Management: Performance assessment criteria, structured to be consistent with the achievement of the Company’s short-term and long-term objectives, as approved by the Compensation Committee, will be clearly communicated to each executive each year.

•	Alignment: Financial performance measures will align management and stockholder interests.

•	Explicitness: Compensation opportunities and performance expectations will be clearly communicated. Goals and payout schedules will be established in advance for all incentive plans.

•
Differentiation: Pay will be managed, with significant discretion granted to the Compensation Committee and the Chief Executive Officer of the Company, to ensure that compensation reflects the annual performance of each executive.

Comparative Framework. The Compensation Committee will review its executive compensation levels in light of the executive compensation levels of other publicly-traded corporations that have similar business characteristics. As part of this analysis, the Compensation Committee will rely on data from relevant surveys that appropriately adjust for a subject corporation’s revenue, asset size and financial performance. In addition to compensation survey data, the Compensation Committee will also consider executive compensation levels at the following peer group companies:

Company	2010 Revenue ($MM)	2010 Assets ($B)
American Equity Investment Life Holding	1,286	26.4
FBL Financial Group	1,108	15.3
National Western Life Insurance	576	8.8
Independence Holding	435	1.4
Kansas City Life Insurance	431	4.3
Citizens	191	1.0
Atlantic American	109	.3

Performance Measures and Measurement. Measuring performance and setting expectation parameters are critical components of the Executive Compensation Principles. The Company’s performance measures will incorporate fundamental metrics related to shareholder value, be aligned with its periodically changing business strategy and objectives, and be related to annual and long-term performance results identified by the Compensation Committee. The Company’s performance expectation parameters will consider comparable life insurance company performance, economic conditions, and the Company’s ability to achieve the expected results. Corporate financial performance measures and individual assessment criteria will be used to vary pay for individual executives and will provide the Compensation Committee and Chief Executive Officer discretionary authority over compensation to reflect specific circumstances.

Pay Mix and Positioning. In determining the Company’s target compensation levels, the Compensation Committee will consider the compensation of comparable executive positions at peer group companies.

Stock Ownership Guidelines. The Company will expect that its executives will become stockholders over time. Expected ownership levels will be based on the executive’s position and be expressed as a multiple of salary and the time expected to attain such salary multiples. The Company will not require mandatory holding periods, other than the vesting period for restricted stock awards. The management stock ownership guidelines are set forth below.

Position	Salary Multiple	Time to Attain
Chief Executive Officer	300%	3 years
Chief Financial Officer and Chief Investment Officer	150%	5 years

Decision Making Authority. Governance and appropriate decision-making are critical to the success of the Company’s executive compensation program as these guiding principles are applied to the administration of specific program elements. The Compensation Committee has the responsibility for  determining executive pay decisions after discussion with the Chief Executive Officer. The Compensation Committee in turn will consult with the Board of Directors when it determines the various elements of the Chief Executive Officer’s pay.

Compensation Committee Procedures for 2010

Named Executive Officers. The Compensation Committee determines all compensation and awards to our named executive officers. With respect to fiscal year ended December 31, 2010, the following individuals were our named executive officers (collectively, the “Named Executive Officers”):

•	Donald L. Barnes, Vice Chairman of the Board of Directors and President and Chief Executive Officer of the Company and the Insurance Company;

•	P.B. (Pete) Pheffer, Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company;

•	Mark Abrams, Executive Vice President, Chief Investment Officer and Director of the Insurance Company;

•	Jerrold Scher, former Senior Vice President and Chief Actuary and Director of the Insurance Company;

•	Duncan Szeto, Vice President, Chief Actuary and Director of the Insurance Company; and

•	Mitchell Anderson, Senior Vice President, Chief Marketing Officer and Director of the Insurance Company.

Role of the CEO. The Compensation Committee determines all compensation and awards to the Named Executive Officers. The Compensation Committee receives recommendations from the Chief Executive Officer with respect to the base salaries and stock option grants for the Named Executive Officers (other than himself), as discussed in more detail below. With respect to setting compensation of other officers of the Company, the Compensation Committee determines the salaries and, where applicable, grants of stock options based upon a review of the recommendation of the Chief Executive Officer. However, the Compensation Committee does not delegate any of its functions to others in setting compensation.

2010 Base Salaries

Base salaries are used to help keep us competitive in attracting and retaining talent. In March of 2010, Mr. Barnes received a 4% merit increase in base salary to $520,000, Mr. Abrams received a 2% merit increase in base salary to $367,200, Mr. Szeto received a 4.8% combination of merit increase and base salary adjustment to $220,000, and Mr. Anderson received a 21.2% combination of merit increase and promotion to Chief Marketing Officer bringing his base salary to $204,500, as reflected in the salary column of the Summary Compensation Table on page 22 of this Proxy Statement.

2010 Bonus Payment

Incentive payments for our Named Executive Officers were determined by the Compensation Committee and are set forth in the column entitled “Bonus” in the Summary Compensation Table on page 22 of this Proxy Statement. The total amount paid to the Named Executive Officers as incentive payments for 2010 was $146,500 (with an additional payment made to Mr. Pheffer as stipulated in his employment contract and as discussed in footnote (1) to the Summary Compensation Table on page 22). The amount of each such payment was determined by the Compensation Committee during ongoing discussions in 2010 and 2011, as a reflection of individual and Company performance relative to individual and Company objectives and (other than the payment to the Chief Executive Officer) in consultation with the Chief Executive Officer.

In 2011, the Compensation Committee implemented an Executive Annual Incentive Plan (the “Annual Incentive Plan”) for a select group of executives that is designed to reward such executives for annual performance (both financial and strategic non-financial) at the corporate and individual levels based on pre-set metrics and goals, as well as judgments of historical individual performance and value-contribution, as determined by the Compensation Committee in consultation with the Chief Executive Officer. Payments under the Annual Incentive Plan are expected to commence in 2012, based upon 2011 performance results. Each executive’s annual incentive award opportunity is expressed as a target incentive amount, calculated as a percent of base salary with the percent determined by the individual’s recently assigned/adopted grade level. For the Named Executive Officers, the applicable percent of base salary for purposes of calculating the target incentive amount is 30% for Mr. Barnes, 35% as per his employment contract for Mr. Pheffer, 21% for Mr. Abrams and 15% for each of Mr. Szeto and Mr. Anderson.

The Annual Incentive Plan has two metrics:

•
Return on Average Equity (“ROAE”) (weighted 75%) – a corporate performance measure equal, for any fiscal year, to the percentage determined by dividing the net income of the Company for such fiscal year by the average shareholders’ equity (excluding other comprehensive income) for such fiscal year. ROAE is a commonly used profitability metric in that it measures a company’s rate of return on shareholders’ equity.  In 2010, the ROAE was 3.75%.

The amount of any payment based on this first metric is based on the following table:
Corporate Performance (75% Weighting)
Level of Performance	GAAP Return on Average Equity (%)	Percent of Target Incentive Amount (%)
	<5.7	0
Minimum	5.7	25
	6.2	35
	6.7	45
	7.9	55
	9.0	65
Target	10.2	75
	11.2	105
Maximum	= or > 12.2	135

•
Individual Performance (weighted 25%) – an individual performance measure based on an individual performance assessment (pursuant to which each executive will be assessed in at least two, but no more than six, performance categories on either quantitative or qualitative scales, as appropriate) provided by the Chief Executive Officer (other than with respect to the Chief Executive Officer, whose individual performance is determined by the Compensation Committee) on or before February 1 of the fiscal year following the fiscal year for which performance is being assessed. The Compensation Committee will determine the Chief Executive Officer’s individual performance.

The amount of any payment for 2011 based on this second metric is based on the following table:

Individual Performance (25% Weighting)
Level of Performance	Percent of Target Incentive Amount (%)
Satisfactory or less than satisfactory	0
More than satisfactory	20
Excellent	25
Exceptional	35

For 2011, the recommended amounts of the incentive payments shall be reviewed and finally determined by the Compensation Committee in the first quarter of 2012, and any resulting incentive payments shall be paid no later than 90 days after the end of the fiscal year 2011.

The Annual Incentive Plan and target incentive amounts determined by the Compensation Committee for 2011 reflect incentive opportunities for executive management that are lower than market, as indicated by reference to peer groups and industry data, a step the Compensation Committee determined was appropriate, among other reasons, because the Company believes it should gradually implement a comprehensive incentive compensation program.  The Compensation Committee retains the discretion to determine incentive payments that differ from amounts indicated by the incentive matrices and intends to take the Company’s stock price into consideration.

Equity Compensation

The Compensation Committee believes that compensation should also be meaningfully related to the value created by individual executive officers for the stockholders. Accordingly, long-term incentives are awarded in order to better align management’s incentives with the long-term interests of our stockholders. No stock options were granted in 2010.

In 2011, the Compensation Committee adopted an annual long-term incentive program administered under its existing incentive plan (the “Long Term Incentive Program”). The relative long-term incentive targeted value is calculated by multiplying a percent of the executive’s salary grade midpoint, ranging from 12% to 30% and will be delivered in the form of stock options and/or restricted stock. It is currently anticipated that the awards under the Long Term Incentive Program will be comprised of 1/3 stock options and 2/3 restricted stock.

Stock Options. A grant, at fair market value on the date of the grant, to purchase a specified number of shares, with such right to purchase vesting 100% three years after the date of the grant.

Restricted Stock. A grant to earn up to a specified number of shares with the actual number of shares earned based upon the level of performance achieved at year end 2011 and 100% vesting (i.e., the lapse on restrictions on sale of shares) on the earned shares at the end of 2013, subject to Compensation Committee waiver in appropriate cases.

The Committee has identified participants eligible for the Long Term Incentive Program along with the maximum number of shares targeted for each participant. The award of the restricted shares will be made in 2012 based upon the financial performance of the Company in 2011, as determined by the Compensation Committee.

For each participant in the Long Term Incentive Program, the actual number of shares will be determined following the close of the 2011 fiscal year by multiplying the earned percentage by the maximum number of shares for the participant. The earned percentage will be based on the ROAE of the Company for the 2011 fiscal year in accordance with the following table (with pro ration for incremental amounts):

	GAAP Return on Average Equity (%)	Earned Percentage of Maximum Shares (%)
	<5.7	0
Minimum	5.7	50
	6.2	55
	7.2	65
	8.2	75
	9.2	87.5
Maximum	10.2	100

With respect to targeted potential earnings opportunity for the executives of Company, we believe that the percentages applied to the grade midpoint are, as for the opportunities under the Annual Incentive Plan described above, conservative as compared to the insurance industry and market in general.

On April 13, 2011, the Compensation Committee authorized the 2011 grants.  All stock options granted on such date have an exercise price equal to the fair market value of our common stock at the close of business on April 12, 2011.  The proximity of any awards to earnings announcements or other market events is coincidental.

The following table provides a summary of the 2011 grant of stock options for executives on April 13, 2011:

Named Executive Officer	Number of Stock Options issued on April 13, 2011
Donald Barnes, President and Chief Executive Officer of the Company and the Insurance Company	22,200
Mark Abrams, Executive Vice President and Chief Investment Officer	10,670
P.B. (Pete) Pheffer, Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company	10,670
Jerrold Scher, Former Senior Vice President and Chief Actuary	—
Duncan Szeto, Vice President and Chief Actuary	3,850
Mitchell Anderson, Senior Vice President and Chief Marketing Officer	3,850

The Compensation Committee believes that the 2011 executive compensation program, based on our Executive Compensation Principles, is important for the Company’s future success in attracting and retaining the executive talent that the Company needs to succeed in the marketplace. The Company will seek to continue to reflect carefully the interests of stockholders and to avoid situations where executive compensation does not reflect the firm’s performance.

Severance Benefits

We believe that it is important to retain our top executives. We also believe that it is important to provide reasonable severance benefits to our top executives in the event of certain involuntary terminations of employment.

On May 14, 2010, new employment agreements were entered into by the Company and the Insurance Company with Messrs. Barnes and Abrams. On May 17, 2010, the Company filed copies of the entire employment agreements with the Securities and Exchange Commission. Each of the employment agreements have an effective date of March 1, 2010. The employment agreements provide, in general terms, for severance payments and benefits that vary depending upon the circumstances underlying the termination of employment. In addition, on June 12, 2010, the Company and the Insurance Company entered into an employment agreement with P.B. (Pete) Pheffer, who currently serves as the Chief Financial Officer of the Company and the Insurance Company. A copy of Mr. Pheffer’s employment agreement was filed by the Company with the Securities and Exchange Commission on June 8, 2010. Mr. Pheffer’s employment agreement provides, in general terms, for severance payments and benefits that vary depending upon the circumstances underlying the termination of employment. For more information regarding severance payments and benefits payable under these employment agreements, see “Potential Payments Upon Termination or Change-in-Control” later in this proxy statement.

Retirement and Other Benefits

In January 2005, the Company replaced its traditional defined benefit pension plan with a 401(k) plan pursuant to which we now make an annual matching contribution equal to 5% of all employees’ W-2 earnings, allocated to each of our employees accounts without regard to the amounts, if any, contributed to the plan by the employees. The Company’s contribution is subject to a vesting schedule of 25% per year of employment over four years.

We also provide vacation, disability, medical and life insurance benefits to our Named Executive Officers that generally are available to all our employees.

Compensation Policy Relating to Risk

We believe that our compensation policies are not reasonably likely to have a material adverse effect on the Company. Specifically, we do not award bonuses based upon the trading performance of the Company and Insurance Company’s portfolio of securities.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits a company’s ability to take a deduction for federal tax purposes for certain compensation paid to its executives. We currently expect that all compensation payable to our Named Executive Officers during 2011 will be deductible by us for federal income tax purposes. Our policy with respect to compensation to be paid to the Named Executive Officers is to structure compensation payments to them so as to be deductible under Section 162(m) of the Code.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under Financial Accounting Standards Board of Directors (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly, FASB Statement 123R) (“FASB ASC 718”).

Compensation Committee Report

The Compensation Committee has furnished the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

John D. McMahon, Chairman
W. Thomas Knight
Lawrence Rivkin
William M. Trust, Jr., ex officio member

Summary Compensation Table

The following table sets forth information with respect to the compensation received during the last three fiscal years by (i) all individuals serving as our Chief Executive Officer during our last fiscal year, (ii) all individuals serving as our Chief Financial Officer during our last fiscal year, and (iii) our other executive officers who were serving as executive officers at the end of our last fiscal year. These executives are referred to as our Named Executive Officers.

Name and Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($) (4)
Donald Barnes	2010	516,923	78,000	0	27,833	622,756
Vice Chairman of the Board of	2009	457,692	0	0	21,497	479,189
Directors and President and Chief Executive Officer of the Company and the Insurance Company	2008	400,000	0	111,300	60,910	572,210
P.B. (Pete) Pheffer	2010	195,192	61,250	0	75,807	332,249
Chief Financial Officer and	2009	—	—	—	—	—
Treasurer of the Company and the Insurance Company and Director of the Insurance Company (5)	2008	—	—	—	—	—
Mark Abrams	2010	366,092	32,500	0	19,759	418,351
Executive Vice President, Chief	2009	360,000	0	0	16,119	376,119
Investment Officer and Director of the Insurance Company	2008	360,000	0	95,400	16,119	471,519
Jerrold Scher	2010	330,000	0	0	17,814	347,814
Former Senior Vice President, Chief	2009	330,000	0	0	14,812	344,812
Actuary and Director of the Insurance Company	2008	330,000	0	95,400	14,776	440,176
Duncan Szeto	2010	220,000	18,000	0	11,868	249,868
Vice-President, Chief Actuary and	2009	210,000	0	0	8,151	218,151
Director of the Insurance Company	2008	175,000	0	0	7,666	182,666
Mitchell Anderson	2010	204,500	18,000	0	11,005	233,505
Senior Vice-President, Chief	2009	183,805	38,287	0	7,366	229,458
Marketing Officer and Director of the Insurance Company	2008	183,298	15,110	0	7,304	205,712

(1)   With respect to fiscal year 2010, each of Messrs. Abrams, Anderson, and Szeto received a bonus equal to approximately 8% of his respective base salary. Mr. Pheffer’s 2010 bonus was stipulated under his employment contract dated June 12, 2010. Mr. Barnes received a bonus in the amount of approximately 15% of his base salary. The bonuses were authorized by the Compensation Committee following analysis of the Company’s performance in 2010 and the respective contributions of each of Messrs. Barnes, Pheffer, Abrams, Anderson and Szeto.

(2)   The amounts reported reflect the grant date fair value for stock options granted in the fiscal years ended December 31, 2010, 2009 and 2008, calculated in accordance with FASB ASC 718 without regard to the estimated forfeiture related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2011. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the Named Executive Officers.

(3)   “All Other Compensation” represents the Company’s payment of premiums with respect to term life insurance policies and Company contributions to the 401(k) plan for the Named Executive Officers.

(4)   “Total Compensation” for the above Named Executive Officers includes base salaries, bonuses and stock options measured at grant date fair value without regard to possible forfeitures. We do not maintain a pension plan or nonqualified deferred compensation plan. In 2011, the Company adopted its Executive Compensation Principles. In accordance with the Executive Compensation Principles, beginning in 2011, awards will be granted under our Annual Incentive Plan and Long Term Incentive Program. As the Annual Incentive Plan and Long Term Incentive Program were not adopted and implemented until 2011, information with respect to awards under such plans is not included in the above table.

(5)   P.B. (Pete) Pheffer was hired as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the Insurance Company effective June 12, 2010.

Grants of Plan Based Awards in 2010

There were no stock options or other stock incentive plan-based awards granted in 2010.

Outstanding Equity Awards at Fiscal Year End

The following table discloses outstanding option awards that have been granted, but remain unexercised or unvested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Donald Barnes	25,000	0	0	22.82	9/15/11
Vice Chairman of the Board of Directors of the	22,500	7,500	7,500	16.97	9/05/12
Company and President and Chief Executive Officer of the Company and the Insurance Company	17,500	17,500	17,500	16.67	3/19/13
P.B. (Pete) Pheffer Chief Financial Officer and Treasurer of the Company and the Insurance Company and Director of the Insurance Company	—	—	—	—	—
Mark Abrams	20,000	0	0	22.82	9/15/11
Executive Vice President, Chief	18,750	6,250	6,250	16.97	9/05/12
Investment Officer and Director of the Insurance Company	15,000	15,000	15,000	16.67	3/19/13
Jerrold Scher	20,000	0	0	22.82	9/15/11
Former Senior Vice President, Chief Actuary and	18,750	6,250	6,250	16.97	9/05/12
Director of the Insurance Company	15,000	15,000	15,000	16.67	3/19/13
Duncan Szeto	1,500	500	500	16.27	7/30/12
Vice-President, Chief Actuary and Director of the	375	125	125	16.97	9/05/12
Insurance Company
Mitchell Anderson	7,500	0	0	22.82	9/15/11
Senior Vice-President, Chief Marketing Officer and Director of the Insurance Company	7,500	7,500	7,500	16.97	9/05/12

(1)
Options were granted five years prior to the expiration date and vest 25% in each of the four years after the grant, provided that the Named Executive Officer is employed by us on the applicable vesting date or on a date no more than three months prior to such vesting date.

(2)	Stock options to purchase common stock are granted at prices equal to the market value of the stock on the dates immediately preceding the dates the stock options were granted

Option Exercises and Stock Vested in 2010

No shares vested and no options were exercised by the Named Executive Officers in 2010.

Pension Benefits

None of our Named Executive Officers are covered by a pension plan or similar benefit plan that provides for payment or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our Named Executive Officers are covered by a deferred contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change-in-Control

Employment Agreements with Messrs. Barnes, Abrams, Scher and Pheffer

Effective January 1, 2008, the Insurance Company entered into employment agreements with each of Messrs. Barnes, Abrams and Scher for a term of three years, provided that the Insurance Company had the option, exercisable between October 1, 2009 and December 31, 2009 to extend the term for two years until December 31, 2012. If the option is not exercised, employment will be “at will” following the expiration of the contract term.

The agreements generally contain the same terms and conditions. If the Insurance Company terminates the executive’s employment without “cause,” he will receive a payment equal to the greater of (i) the remaining salary and benefits due under the contract for the initial term or (ii) two year’s salary at the current rate of salary compensation. Such severance is payable in installments in accordance with the Insurance Company’s standard payroll procedures. If the executive’s employment is terminated by the Insurance Company for cause, death or disability or by the executive, the executive is not entitled to any severance payments.

For purposes of the employment agreements, “cause” generally means: (i) the refusal in bad faith to carry out specific written directions; (ii) intentional fraud or dishonest action in the executive’s relations with the Insurance Company; (iii) conviction of a crime involving an act of significant moral turpitude; or (iv) becoming subject to a governmental order prohibiting the executive from serving as a principal financial officer of a public company or as an officer of a public company.

2010 Employment Agreements with Messrs. Barnes and Abrams

On May 14, 2010, the Company and the Insurance Company entered into new employment agreements with Messrs. Barnes and Abrams. The employment agreements have a term commencing on March 1, 2010 and ending on December 31, 2012, provided that the agreements will automatically renew for an additional one-year period unless either party provides prior written notice of non-renewal. These new employment agreements provide, in general terms, for the following severance benefits: (i) if the executive’s employment is terminated because of disability, base salary for two years less any disability payments, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; (ii) if the executive’s employment is terminated because of death, base salary until the date of death, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; and (iii) if the executive’s employment is terminated by the Insurance Company other than for “cause” or disability or by the executive for “good reason,” base salary until the end of the employment term (but not more than 18 months or less than 12 months), a pro-rated annual incentive award, certain additional benefits described below, including continued health insurance coverage for two years subject to compliance with Section 409A of the Code and accelerated vesting of unvested stock options and other equity awards. If the executive’s employment is terminated by the Insurance Company other than for death, “cause” or disability or by the executive for “good reason” and such termination occurs within 24 months of a “change in control,” then the executive is entitled to receive the following severance benefits: (i) a lump sum payment equal to two times base salary; (ii) certain additional benefits described below in accordance with terms of the applicable plan or program; (iii) continued medical insurance for the shorter of three years following termination or the period covered by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA; and (iv) accelerated vesting of unvested stock options and other equity awards. Additional benefits, in general terms, include health insurance and certain other insurance plans offered by the Insurance Company to the executives.

The employment agreements also provide that in the event any payments and benefits payable pursuant to the employment agreement or otherwise in connection with a change in control would be subject to the golden parachute excise tax, such payments and benefits will be reduced to 299% of the “base amount” as defined in Section 280G(b)(3) of the Code.

Termination for “cause” generally means: (i) conviction of a felony (or entry of a plea of guilty or nolo contendere) involving acts of theft, fraud, embezzlement, dishonesty or moral turpitude; (ii) entry of a final order by a regulatory agency removing the executive from serving as an officer of the Insurance Company or permanently prohibiting him from participating in a material portion of the affairs of the Insurance Company; (iii) embezzlement or diversion of the Company’s or the Insurance Company’s funds or similar actions demonstrating untrustworthiness; or (iv) material neglect of duties or material misconduct that is not timely corrected. Termination for “good reason” generally means, any of the following events which are uncured after written notice: (i) any material diminution in the executive’s duties and/or authorities; (ii) any material diminution in the executive’s base salary; (iii) any material relocation of the executive’s officer from its current location; or (iv) a material breach of the employment agreement by the Insurance Company or the Company. “Change in control” generally means: (i) the replacement of a majority of the Company Board of Directors during any 12 month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before such appointment or election; (ii) the acquisition of more than 50% of the total fair market value of the stock of the Company or the Insurance Company; or (iii) the acquisition of assets from the Insurance Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Insurance Company’s assets.

During employment and for 12 months thereafter, the executives are subject to a non-solicitation covenant and a non-competition covenant. In addition to the severance payments and benefits payable on certain terminations described above, if the executive’s employment is terminated: (i) by the Insurance Company other than for disability or “cause,” (ii) by the executive for “good reason” or other than for “good reason” or (iii) by the Insurance Company other than for death, “cause” or disability or by the executive for “good reason” within 24 months of a “change in control,” the executive is entitled to 12 months of continued base salary if he complies with the restrictive covenants.

Employment Agreement with Mr. Pheffer

On June 12, 2010, the Company and the Insurance Company entered into a new employment agreement with P.B. (Pete) Pheffer reflecting his appointment as the Chief Financial Officer and Treasurer of the Company and the Insurance Company beginning on June 12, 2010. The employment agreement has a term commencing on June 12, 2010 and ending on December 31, 2012, provided that the agreement will automatically renew for an additional one-year period unless either party provides prior written notice of non-renewal. Mr. Pheffer is entitled to an annual base salary of $350,000, a minimum bonus each year equal to 35% of his base salary and reimbursement of relocation expenses up to $75,000. The agreement provides, in general terms, for the following severance benefits: (i) if Mr. Pheffer’s employment is terminated because of disability, base salary for two years less any disability payments, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; (ii) if Mr. Pheffer’s employment is terminated because of death, base salary until the date of death, pro-rated awards under any annual incentive plan and accelerated vesting of unvested stock options and other equity awards; and (iii) if Mr. Pheffer’s employment is terminated by the Insurance Company other than for “cause” or disability or by him for “good reason,” base salary until the end of the employment term (but not more than 18 months or less than 12 months), a pro-rated annual incentive award, certain additional benefits described below, including continued health insurance coverage for two years subject to compliance with Section 409A of the Code and accelerated vesting of unvested stock options and other equity awards. If Mr. Pheffer’s employment is terminated by the Insurance Company other than for death, “cause” or disability or by him for “good reason” and such termination occurs within 24 months of a “change in control,” then Mr. Pheffer is entitled to receive the following severance benefits: (i) a lump sum payment equal to two times base salary; (ii) certain additional benefits described below in accordance with terms of the applicable plan or program; (iii) continued medical insurance for the shorter of three years following termination or the period covered by COBRA; and (iv) accelerated vesting of unvested stock options and other equity awards. The terms “cause,” “good reason” and “change in control” are generally defined the same as Messrs. Barnes’s and Abrams’s new employment agreements. Additional benefits, in general terms, include health insurance and certain other insurance plans offered by the Insurance Company to the executives.

The employment agreement also provides that in the event any payments and benefits payable pursuant to the employment agreement or otherwise in connection with a change in control would be subject to the golden parachute excise tax, such payments and benefits will be reduced to 299% of the “base amount” as defined in Section 280G(b)(3) of the Code.

During employment and for 12 months thereafter, Mr. Pheffer is subject to a non-solicitation covenant and a non-competition covenant. In addition to the severance payments and benefits payable on certain terminations described above, if Mr. Pheffer’s employment is terminated: (i) by the Insurance Company other than for disability or “cause,” (ii) by him for “good reason” or other than for “good reason” or (iii) by the Insurance Company other than for death, “cause” or disability or by him for “good reason” within 24 months of a “change in control,” Mr. Pheffer is entitled to 12 months of continued base salary if he complies with the restrictive covenants.

Severance Payments and Benefits. The following table summarizes the value of the termination payments and benefits that Messrs. Barnes, Abrams and Pheffer would have been entitled to if their employment was terminated by the Insurance Company without cause on December 31, 2010. The table excludes (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances under our 401(k) plan that are generally available to all of our employees and (iii) any post-employment benefit that is available to all of our employees and does not discriminate in favor of the Named Executive Officer.

Name	Annual Salary as of December 31, 2010 ($)	Termination for reasons other than Disability, or Change in Control (Lump Sum) in months ($) (1)	Termination due to Change in Control ($) (2)	Termination Due to Disability ($) (3)	Termination for Cause ($)	Vacation ($) (4)	Pro-rated award under the Company’s Incentive Plan ($) (5)
Barnes	520,000	1,040,000	1,040,000	780,000	—	20,000.00	—
Abrams	367,200	734,400	734,400	550,800	—	14,123.08	—
Pheffer	350,000	700,000	700,000	525,000	—	13,461.54	—

(1)      If the Named Executive Officer’s termination is other than for Disability, Cause or in Connection with a Change in Control, the executive is eligible for (a) if such termination is as of December 31, 2010, a lump sum payment equal to the balance of payments due under the contract, in this case 24 months and (ii) if such termination occurs after December 31, 2010, a lump sum payment equal to no less than 12 months base salary and no more than 18 months base salary.

(2)      The Company would pay the executive two times the annual salary reflected above, along with medical coverage for three years following termination or the period that such executive would be entitled to medical coverage under COBRA.

(3)      The calculation represents the maximum amount payable (i.e., 24 months minus 6 months disability payment under the Company’s self insured disability plan at full pay, or 18 months total).

(4)      Assumes a payout of half of the executives four week entitlement (i.e., two weeks).

(5)      No formal incentive plan was in place at the Company in 2010.

All employment contracts for Messrs. Barnes, Abrams and Pheffer are designed to comply with Section 280G and Section 409A of the Internal Revenue Code.

2006 Stock Incentive Plan. The 2006 Stock Incentive Plan provides that stock options are generally exercisable three months after the Named Executive Officer’s termination of employment, except with respect to a termination for cause. However, if the Named Executive Officer’s employment is terminated due to his permanent and total disability, stock options will generally be exercisable for 12 months following termination, and if the Named Executive Officer’s employment is terminated due to his death or retirement, stock options will generally be exercisable for 18 months following termination. The 2006 Stock Incentive Plan also provides that the Company may accelerate vesting and exercisability of awards in such circumstances it deems appropriate, but the vesting of stock options is not automatically accelerated on a change of control. Stock options issued prior to 2011 are currently “underwater” (i.e., the exercise price of such stock options exceed the current common stock price) and therefore, if a change of control of the Company had occurred on December 31, 2010 and the Company had accelerated the vesting of the Named Executive Officers’ equity awards, the value of such stock options would have been zero.

Director Compensation

During 2010, directors of the Company (other than Mr. Barnes, our Vice Chairman, President and Chief Executive Officer) received an annual retainer of $35,000. In addition, directors received fees of $1,000 for each regular Board meeting attended in person, $1,500 for a special Board meeting attended in person, $1,500 for committee meetings attended that are held on dates separate from the Board meetings and $750 for each telephonic Board or committee meeting attended. The Chairman of the Audit Committee and Finance Committee received an additional annual retainer of $5,000 and the other members of the Audit and Finance Committees received an additional annual retainer of $1,500. Chairman of the Nominating and Governance and Compensation Committees received an additional annual retainer of $2,500. The non-executive Chairman received an additional annual retainer of $15,000 and, in 2010, the non-executive Chairman received an additional retainer for 2010 of $60,000.

The compensation of directors in 2010 is set forth on the following table:

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)	Total ($)
W. Thomas Knight	62,250		—	62,250
Herbert Kurz (1)	3,500		—	3,500
John McMahon	65,750		—	65,750
William DeMilt	66,500		—	66,500
Lawrence Read	65,000		—	65,000
Lawrence Rivkin	63,000		—	63,000
Stanley Rubin	62,500		—	62,500
William Trust, Jr.	163,500	(2)	—	163,500

(1) Mr. Kurz ceased to be a director of the Company on June 8, 2010.

(2)  $22,500 of the fees paid in cash to Mr. Trust in 2010 were deferred fees that had been earned, but not paid, in 2009.

The Board of Directors approved an increase in the amount of the annual retainer payable to the Chairman of the Compensation Committee from $2,500 to $5,000 on April 13, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during the year ended December 31, 2010 were Mr. McMahon (Chairman), Mr. Knight and Mr. Rivkin.

During 2010:

•
none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company, except Mr. Knight who was General Counsel of the Company and the Insurance Company from 1993 to 2003;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;
•
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•
none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. Set forth in this section is information concerning transactions with our related parties.

On an ongoing basis, the Board of Directors will consider all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and will exclude conflicted / interested directors from such discussions. The Company’s Code of Conduct prohibits employees from engaging in either potential or actual conflicts of interest. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s directors are obligated to comply with the Company’s Code of Conduct. There were no related party transactions during the year ended December 31, 2010.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We are asking stockholders to approve an advisory vote on the Company’s executive compensation as reported in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the executive compensation program and practices described in this Proxy Statement.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 13 of this Proxy Statement, as well as the executive compensation tables and narrative beginning on page 21 of this Proxy Statement. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our Compensation Committee in 2010 in more detail and the compensation tables provide detailed information on the compensation of our Named Executive Officers. The Board of Directors and the Compensation Committee believe that the compensation program for our Named Executive Officers has been effective in meeting the core principles described in the Compensation Discussion & Analysis in this Proxy Statement.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and other related tables and narrative disclosure.

This advisory vote is not binding on the Board of Directors and the Compensation Committee. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the outcome of the vote when making future decisions regarding our executive compensation program.

The Board of Directors recommends that the stockholders vote FOR the approval of the advisory vote on executive compensation.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act amended Section 14A of the Exchange Act to require that we provide stockholders with the opportunity to vote, on a non-binding basis, on the frequency that they would prefer to hold future advisory votes on executive compensation of the nature reflected in Proposal 2. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. The Board of Directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program regularly, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters, and will reinforce the goals of our Executive Compensation Philosophy. We believe an annual vote would be the best governance practice for our Company at this time.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board of Directors and Compensation Committee. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders.

Stockholders are not voting to approve or disapprove the Board of Director’s recommendation. Although non-binding, the Board of Directors and Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide that it is in the best interests of the stockholders and the Company to conduct an advisory vote on executive compensation more or less frequently than the frequency preferred by our stockholders, and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that the stockholders vote to conduct future advisory votes on executive compensation every year.

PROPOSAL 4 — SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of BDO USA, LLP (“BDO”) as the independent registered public accounting firm for the Company to audit the Company’s financial statements for its fiscal year ending December 31, 2011 and is asking the stockholders to ratify this appointment. BDO has served as the independent registered public accounting firm for the Company since September 2005. BDO does not have any direct financial interest or any material indirect financial interest in the Company. Assuming a quorum is present, the affirmative vote by the holders of a majority of shares represented at the Annual Meeting will be required to ratify the selection of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in Company’s and our stockholders’ best interests. A representative of BDO will be present at the Annual Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

During the two most recent fiscal years, the Company has not consulted with BDO regarding the subject matter of a disagreement or a reportable event on the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements during such periods.

Audit Fees

The aggregate fees billed by BDO for professional services rendered for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, and for the audit of the Company’s annual financial statements and internal controls for the year ended December 31, in each of 2010 and 2009 (including fees billed by BDO with respect to services rendered in connection with the restatement of previously issued financial statements for the years ended December 31, 2009 and 2008 and quarters ended March 31, 2010, June 30, 2010 and September 30, 2010) were $837,828 and $662,916, respectively. Audit related fees for the year ended December 31, 2010 and 2009 were $29,000 and $30,315, respectively.

Tax Fees

The aggregate fees billed by BDO for tax services in 2010 and 2009 were $0 and $15,690, respectively.

All Other Fees

Other than the fees described above, the Company was not billed any amounts for professional services by BDO during 2010 or 2009.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter, the Audit Committee approved the retention of BDO for the audit services in 2010. In addition, the Audit Committee reviewed and approved the proposed scope of services and fee arrangements between the Company and BDO for such year.

As early as practicable in each year, BDO provides to the Audit Committee (and the Audit Committee requests) a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by BDO or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

The Board of Directors recommends that the stockholders vote FOR ratification of the selection of BDO USA, LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board of Directors is composed of three independent directors and the non-executive chairman, as an ex officio member, and operates under a written charter adopted by the Board of Directors in 2005. The Audit Committee is responsible for the general oversight of the audit process for the Company’s financial statements. In that role, the Audit Committee is responsible for the selection of the Company’s auditors and approval of their compensation, approval of the scope of audit and non-audit work to be performed by the auditors, confirmation of the independence of the auditors, review with the auditors of the adequacy of the Company’s internal controls, review with the auditors and management of the Company’s annual financial statements and review with management and the auditors of the Company’s periodic reports filed with the SEC.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. It should be noted that the Committee members are not professionally engaged in the practice of accounting or auditing.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Lawrence Read, Chairman
Lawrence Rivkin
William DeMilt
William M. Trust, Jr., ex officio member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 29, 2011 by (i) each person or group of affiliated persons known by the Company to be the beneficial owner of five percent or more of the Common Stock; (ii) each director and nominee for election as a director of the Company; (iii) each of the Company’s named executive officers; and (iv) all directors, nominees for election as director and executive officers of the Company as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Common Stock Outstanding (1)(2)
Five % Stockholders
The Kurz Family Foundation, LTD (3)	5,460,981	18.46%
Herbert Kurz (4)(5)	2,432,284	8.22%
Dimensional Fund Advisors, Inc. (6)	2,485,177	8.40%
Arbiter Partners (7)	1,940,339	6.56%
BlackRock Global Investors (8)	1,829,234	6.18%

Directors and Executive Officers
Donald L. Barnes (9)	145,485	*
P.B. (Pete) Pheffer	10,000	*
Mark Abrams (10)	63,395	*
Mitchell Anderson (11) (12)	15,000	*
Duncan Szeto (13)	1,875	*
William M. Trust Jr.	15,679	*
Dominic F. D’Adamo, Nominee	5,000	*
William A. DeMilt	2,635	*
W. Thomas Knight	1,732	*
Ross Levin, Nominee (14)	—	—
John D. McMahon	10,000	*
Lawrence Read	5,522	*
Lawrence Rivkin (15)	82,205	*
Stanley Rubin	8,785	*
Frank Shepard, Nominee	—	—
All Directors and Executive Officers as a group (15 persons)	367,313	1.24%

* Less than one percent.

(1)
Certain of the shares shown in this table are shares as to which the persons named in this table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

(2)
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(3)
The address for The Kurz Family Foundation, LTD. (the “Kurz Family Foundation”) is 511 Gair Street, Piermont, NY 10968. Information as to holdings of the Kurz Family Foundation is based upon information provided by the Kurz Family Foundation and obtained by the Company through filings with the SEC.

(4)
The address for Mr. Kurz is 511 Gair Street, Piermont, NY 10968. Information as to holdings of Mr. Kurz is based upon information provided by Mr. Kurz and obtained by the Company through filings with the SEC.

(5)
Excludes 5,460,981 shares of Common Stock beneficially held by the Kurz Family Foundation, a charitable foundation of which Mr. Kurz is a director. Mr. Kurz disclaims beneficial ownership of the shares held by the Kurz Family Foundation. Information as to holdings of Mr. Kurz is based upon information provided by Mr. Kurz and obtained by the Company through filings with the SEC.

(6)
The address for Dimensional Fund Advisors, Inc. (“Dimensional”) is 1299 Ocean Avenue, Santa Monica, California 90401-1038. Information as to holdings of Dimensional is based upon information provided by Dimensional and obtained by the Company through filings with the SEC.

(7)
The address for Arbiter Partners (“Arbiter”) is 149 Fifth Avenue, 15th Floor, New York, NY 10010. Information as to holdings of Arbiter is based upon information provided by Arbiter and obtained by the Company through filings with the SEC.

(8)
The address for BlackRock Global Investors (“BlackRock”) is 400 Howard Street, San Francisco, CA 94105. Information as to holdings of BlackRock is based upon information provided by BlackRock and obtained by the Company through filings with the SEC.

(9)	Includes 1,300 shares of Common Stock held individually and 79,185 shares of Common Stock held jointly with his spouse and 65,000 unexercised but vested stock options.

(10)	Includes 53,750 unexercised, but vested, stock options.

(11)	Includes 15,000 unexercised, but vested, stock options.

(12)	Excludes 2,000 shares beneficially held by Mr. Anderson’s wife. Mr. Anderson disclaims beneficial ownership of the shares held by his wife.

(13)	Includes 1,875 unexercised, but vested, stock options.

(14)
Excludes 1,940,339 shares beneficially held by Arbiter, of which Mr. Levin is Director of Research. Mr. Levin disclaims beneficial ownership of the shares held by Arbiter. Also excludes 3,500 shares beneficially held by Mr. Levin’s mother. Mr. Levin disclaims beneficial ownership of the shares held by his mother.

(15)	Excludes 1,716 shares of Common Stock beneficially held by Mr. Rivkin’s wife. Mr. Rivkin disclaims beneficial ownership of the shares held by his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Based upon a review of information provided to the Company, we believe that all of our executive officers, directors and 10% stockholders complied with their Section 16(a) filing requirements with the following exceptions:

•	Mr. Abrams filed 3 late reports which covered transactions of September 8, 2006, September 5, 2007 and March 19, 2008 all involving options which were granted and not exercised;

•	Mr. Barnes filed 3 late reports which covered transactions of September 8, 2006, September 5, 2007 and March 19, 2008 all involving options which were granted and not exercised;

•	Mr. Rubin filed 1 late report which covered a transaction on April 1, 2010 with respect to a dividend reinvestment purchase of common stock;

•	Mr. Rubin filed a form 4/A which covered a transaction on October 1, 2010 with respect to a correction in the amount of securities beneficially owned;

•	On April 22, 2011, the Company filed Form 3/A for Duncan Szeto with respect to options granted and not exercised which were not listed on the initial form 3; and

•	On April 22, 2011, the Company filed Form 3/A for Mitchell Anderson with respect to options granted and not exercised which were not listed on the initial form 3.

STOCKHOLDERS’ PROPOSALS FOR THE 2012 ANNUAL MEETING

In order to be considered for inclusion in the Company’s Proxy Statement and proxy card relating to the 2012 Annual Meeting, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices on or before December 31, 2011. Such proposal also must meet the other requirements of the SEC relating to stockholder proposals required to be included in the Company’s proxy statement. In addition, under the Company’s Bylaws, as presently in effect, any proposal for consideration at the 2012 Annual Meeting submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is delivered to the Secretary of the Company at its principal executive offices prior to the close of business on April 13, 2011 (or, if later, 90 calendar days prior to the actual date of the 2012 Annual Meeting), and is otherwise in compliance with the requirements set forth in the Company’s Bylaws.

ANNUAL REPORT

The Company will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained therein (the “2010 Form 10-K”). Copies of any exhibits to the 2010 Form 10-K also will be furnished to any such stockholder upon the payment of a reasonable duplicating charge. Requests for copies of any such materials should be directed to Presidential Life Corporation (attention Secretary), 69 Lydecker Street, Nyack, New York 10960.

A copy of the Company’s Annual Report for the year ended December 31, 2010 is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference

OTHER MATTERS

The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

Presidential Life Corporation
c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

VOTE BY TELEPHONE

Please have your proxy card available when you call the **toll-free number 1-888-693-8683** using a touch-tone telephone and follow the simple directions that will be presented to you.

VOTE BY INTERNET

Please have your proxy card available when you access the website **www.cesvote.com** and follow the simple directions that will be presented to you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone		Vote by Internet		Vote by Mail
Call toll-free using a touch-tone telephone: **1-888-693-8683**	OR	Access the website and cast your vote: **www.cesvote.com**	OR	Return your completed proxy card in the postage-paid envelope provided

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting is open 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 6:00 a.m. eastern time on July 12, 2011 in order to be counted in the final tabulation.

➔

To vote by mail, please fold and detach card at perforation before mailing.

PRESIDENTIAL LIFE CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRESIDENTIAL LIFE CORPORATION.

The undersigned hereby appoints William Trust, Jr., Lawrence Read and Lawrence Rivkin, jointly and severally, with full power of substitution and resubstitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Presidential Life Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, July 12, 2011, or at any postponement or adjournment thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 25, 2011, and the Annual Report to Stockholders for the fiscal year ended December 31, 2010, and hereby revokes any proxy or proxies heretofore given. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

Signature

Signature (if held jointly)

Dated

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full corporate name by President or other authorized signatory.

PLEASE MARK (ON THE REVERSE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

↓ To vote by mail, please fold and detach card at perforation before mailing. ↓

PRESIDENTIAL LIFE CORPORATION PROXY

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS GIVEN, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR WITH RESPECT TO PROPOSAL 3 AND FOR PROPOSAL 4, AND WILL GRANT THE PROXYHOLDERS DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE ANNUAL MEETING**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR WITH RESPECT TO PROPOSAL 3 AND FOR PROPOSAL 4

PROPOSAL 1. TO ELECT THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS, EACH FOR A TERM OF ONE YEAR AND UNTIL THEIR RESPECT SUCCESSORS ARE DULY ELECTED AND QUALIFIED:

01 Donald L. Barnes	02 Dominic F. D'Adamo	03 William A. DeMilt	04 Ross Levin	05 John D. McMahon
06 Lawrence Read	07 Lawrence Rivkin	08 Stanley Rubin	09 Frank Shepard	10 William M. Trust Jr.

☐ **FOR** all nominees (except as indicated)

☐ **WITHHOLD AUTHORITY** to vote for ALL nominees

(To withhold authority to vote for any individual nominee strike out that nominee's name.)

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **1 YEAR** ☐ **2 YEARS** ☐ **3 YEARS** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)